WSFS FINANCIAL CORPORATION
                1997 STOCK OPTION  PLAN COMMITTEE

                 NOTICE OF PHANTOM STOCK AWARD
                 -----------------------------

     WHEREAS, the Board of Directors of WSFS Financial
Corporation (the "Company") has previously adopted the WSFS
Financial Corporation 1997 Stock Option Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed the members of the 1997 Stock Option Plan
Committee (the "Committee") pursuant to the terms of the Plan;
and

     WHEREAS, pursuant to Section 10 of the Plan, the Committee has determined to make the phantom stock award referenced below.

     PLEASE TAKE NOTICE, that _________________________ is hereby granted an award of ____________ phantom shares under the Plan (the "Phantom Stock Award"), effective ___________ ___, 19__, provided that such award shall vest in accordance with the schedule, and subject to the restrictions, limitations, and requirements imposed by the Committee pursuant to the appendix attached to this Notice of Phantom Stock Award.

     AND BE IT FURTHER RESOLVED, that the Phantom Stock Award specified herein shall be subject to the restrictions and other provisions of Section 10 of the Plan.

Date of Notice:

_____________, 199__


                              WSFS FINANCIAL CORPORATION
                              1997 STOCK OPTION PLAN COMMITTEE


                              By: _________________________
                                  Its Chairman